Cord Blood America Launches Revolutionary Pricing Plan

Cord Blood America Launches Revolutionary Pricing Plan to Provide Affordable Umbilical Cord Blood Stem Cell Preservation

Los Angeles, CA, September 6, 2005 - Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to announce that Cord Partners, a Cord Blood America, Inc. company, has launched a revolutionary pricing plan that will make cord blood preservation affordable for nearly any family.  Cord Partners is the first to market with this pricing plan in the stem cell storage industry. No other competitor's current payment plans can rival this model. The removal of significant financial barriers is expected to dramatically increase the percentage of parents that decide to store their newborn's umbilical cord blood stem cells, leading to industry growth and greater shareholder value for Cord Blood America.

CORD PARTNERS PIONEERS AFFORDABLE PRICING STUCTURE

Until today, many parents were forced to discard umbilical cord blood due to an inability to afford the initial enrollment and processing fee required at the time of birth. The fee by most cord blood banks charge, a sum usually exceeding $1,500 and more than $100 per year thereafter, is now being challenged with the new Cord Partners Annual Payment Option.  The plan is simple: No money down and no payment until 6 months after the child is born.

By allowing parents the ability to defer the first payment of $269 for six months from the day their baby is born and pay only $269.00 annually for the next 17 years, pending credit approval, parents are able to focus on the other pressing expenses they face after childbirth.  The annual fee covers the complete cost of a collection kit, 24/7 customer support, coordination of pick-up and delivery by a certified medical courier service, testing and processing of the cord blood sample and cryogenic storage.

Cord Blood America Chairman and CEO, Matthew L. Schissler stated:  "I can't tell you how proud our Company is to be the pioneer of affordable cord blood storage services.  This is truly a monumental day for Cord Blood America, our customers, partners and shareholders.  Our revolutionary new Annual Payment Option gives parents that want to save their baby's stem cells now, but can't afford to because of the initial pricing barrier, an opportunity to do so through deferred payments.

Mr. Schissler adds, "This payment option also provides doctors with an affordable plan to offer their patients when discussing the importance of storing umbilical cord blood stem cells, ultimately making it easier for new parents to make this significant decision as early as possible.  Cord Blood America strives to be at the forefront of this industry and, in doing so, it is essential that we get the message out to all parents that they can afford this potentially life-saving opportunity."

NATIONAL MEDIA CAMPAIGN

To raise awareness of this revolutionary pricing program, Cord Blood America is now preparing to launch a significant national media campaign throughout the United States that will target major and niche media outlets across newspaper, magazine, radio, internet and television.

MATTHEW SCHISSLER GOES "BEYOND THE PRESS RELEASE"

Please join Mr. Schissler as he goes "Beyond the Press Release" to provide shareholders with an audio address that further discusses and explains the strategic importance of this new pricing structure. The address will be available on the Cord Blood America Investor Relations Hub at http://www.agoracom.com/ir/cordbloodamerica   on or before Wednesday, September 7, 2005.

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions.  Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica .  Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com .

Forward-Looking Statements

Statements made in this press release, including, but not limited to, those relating to, the anticipated increase in the number of enrollments, the continued use of cord blood stem cells in medical treatment in both children and adults, the length of availability of the payment plan and the continued viability of the Company are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements are only predictions and are subject to certain risks, uncertainties and assumptions. These risks and uncertainties include: the ability for prospective customers to meet credit application requirements, the ability for competitors to offer similar plans, the Company's capitalization and ability to continue to fund the Annual Payment Option, the possible development of alternate medical treatments, and whether cord blood stem cells that have been preserved for many years will remain viable.  Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com